UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2004

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 1600, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 963-4635

(Former name or former address, if changed since last report)

Item 8.01. Other Events.

     On August 27, 2004, Dune Energy, Inc. (the “Company”), through its 85% owned subsidiary, Vaquero Partners, LLC (“Vaquero Partners”), exercised its option and leased 6,304 acres of land held by the Welder family in Victoria County, Texas (the "Option Acreage"). The Option Acreage was leased for a fee of $100 per acre and is governed by an Oil and Gas Lease dated effective August 19, 2004 (the “Option Lease”). Under the terms of the Option Lease, the “Primary Term” will expire and the Company will be required to pay $200,000 in damages, unless the Company drills and completes a well capable of producing oil or gas in paying quantities, to a depth of at least 9,000 feet by February 19, 2005. Provided that the Company successfully completes a qualifying well by such date, then the Company will earn additional six month extensions each time it successfully completes a well capable of producing hydrocarbons in paying quantities, regardless of the depth of such well. A copy of the Option Lease is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

     The Company has also recently initiated production from its Welder Ranch lease with the tie-in of the Rob Welder #1 well. As announced on July 14, 2004, the well flow tested at 1.25 mmcf/d. Up to 4 wells are planned for drilling the proved undeveloped (PUD) locations relating to the discovery of this new field. The Rob Welder #1 well is located on the 1,650 acres leased by the Company under its original Lease with the Welder Family dated effective August 21, 2003 and subsequently amended on February 5, 2004 and April 8, 2004.

     A Press Release dated September 8, 2004 announcing both of the events set forth above is attached as Exhibit 99.2 hereto and is incorporated by reference.

Item 9.01. Exhibits.

Exhibit No.	Description

99.1	Oil and Gas Lease dated effective August 19, 2004 between the Company and members of the Welder Family
99.2	Press Release of September 8, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	September 8 2004	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Oil and Gas Lease dated effective August 19, 2004 between the Company and members of the Welder Family
99.2	Press Release of September 8, 2004